Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-261241) of our report dated June 21, 2024 relating to the consolidated financial statements of Sono Group N.V. (the “Company”) appearing in this Annual Report (Form 20-F) as of and for the year ended December 31, 2023.  Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

June 21, 2024